Exhibit 10.29

NABI BIOPHARMACEUTICALS

SUMMARY OF NON-EMPLOYEE DIRECTOR FEES

Under Nabi Biopharmaceuticals’ compensation policy for non-employee directors, each non-employee director receives an annual retainer of $20,000 plus a fee of $1,000 for each Board and committee meeting attended by the director (whether the meeting is in person or by conference telephone). The Chairman of the Board of Directors receives an annual retainer of $60,000 in addition to the annual retainer he receives as a non-employee director and, subject to the Board’s discretion, he will receive an annual equity grant that is twice the amount of the annual equity grant made to each of the other non-employee directors. Currently, each member of a standing Board committee receives an annual retainer of $2,500, and each chairperson of a standing Board committee receives an annual retainer of $5,000, except that the chairmen of the Audit Committee and the Strategic Action Committee each receive an annual retainer of $7,500. Fees are paid for attendance at committee meetings even if they are held on the same day as Board meetings. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Under Nabi Biopharmaceuticals’ 2004 Stock Plan for Non-Employee Directors, each non-employee director may elect to be paid his or her annual retainer, in whole or in part, in shares of Common Stock in lieu of cash